Exhibit 21.1

CARRAMERICA U.S. WEST, LLC	DE
CARR TRANSPOTOMAC V, LLC	DE
CARR CANAL CENTER, LLC	DE
CARLP PT LLC PROTECTIVE TRUST	DC
CARLP PT, LLC	DE